LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603
Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 16th Floor
New York, New York 10080
Attention: Asset-Backed Services

Attention:	Merrill Lynch Mortgage Investors Trust, Mortgage Loan Asset-Backed Certificates, Series 2007-HE2

Re:
Pooling and Servicing Agreement (the "Agreement") dated as of March 1, 2007 among Merrill Lynch Mortgage Investors, Inc., as Depositor, LaSalle Bank National Association, as Master Servicer, Litton Loan Servicing, LP, as Servicer, Wilshire Credit Corporation, as Servicer, Option One Mortgage Corporation, as Servicer, and Citibank, N.A., as Trustee, relating to Merrill Lynch Mortgage Investors Trust, Mortgage Loan Asset-Backed Certificates, Series 2007-HE2

I, Tammy Spriggs, a First Vice President of LaSalle Bank National Association, as Master Servicer hereby certify that:

1.	A review of the activities of the Master Servicer during the preceding calendar year and of the performance of the Master Servicer under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date:        March 12, 2008

LaSalle Bank National Association, as Master Servicer

By:           /s/ Tammy Spriggs

Name:      Tammy Spriggs
Title:        First Vice President